EXHIBIT 99.1
TRUE RELIGION APPAREL INC.

For:	True Religion Apparel Inc. Contact: Investor Relations Bill Zima/James Palczynski (203) 682-8200

True Religion Apparel Inc. Charles Lesser, Chief Financial Officer (323) 266-3072
TRUE RELIGION APPAREL NAMES MICHAEL BUCKLEY
AS PRESIDENT
Los Angeles, California – April 12, 2006 – True Religion Apparel Inc. (Nasdaq: TRLG) today announced the appointment of Michael Buckley as President of the Company, effective April 24, 2006. Mr. Buckley will oversee and be responsible for, among other things, all of the Company’s operations, domestic and international sales and marketing, retail expansion, e-commerce, licensing, production, manufacturing and global sourcing. Mr. Buckley will report to Jeffrey Lubell, Founder, Chairman and Chief Executive Officer of True Religion Apparel. Mr. Lubell until now has served as both Chief Executive Officer and President of the Company.
Mr. Buckley has extensive experience in the apparel and accessories industries and in particular, the premium denim market, both domestically and internationally, which the Company believes makes him ideally suited for the position of President at True Religion Apparel. From 2001 to 2005, Mr. Buckley was the President and Chief Executive Officer of Ben Sherman Group, Ltd.’s North America division until it was purchased by Oxford Industries (NYSE: OXM). Ben Sherman is a UK-based apparel and footwear company involved in the wholesaling, retailing, licensing, manufacturing and importing of men’s, women’s, and children’s apparel, footwear and accessories. While at Ben Sherman, Mr. Buckley launched that company’s licensing program, e-commerce program and retail store rollout and oversaw exponential growth in the company’s revenues and profitability. From 1996 to 2001, Mr. Buckley was Vice President at Diesel USA, Inc. where he oversaw all retail and financial operations of the company. Mr. Buckley played a critical role in taking Diesel from a wholesale denim-based brand to a complete lifestyle brand. He also oversaw the rollout of company owned retail stores, which has proven to be an overwhelming success for Diesel. In addition, during Mr. Buckley’s tenure at Diesel, worldwide sales grew from just under $300 million to over $500 million and Diesel has since grown to become globally one of the best premium lifestyle apparel brands. From 1993 to 1996, Mr. Buckley was with Cygne Designs, a NASDAQ listed manufacturer, importer and distributor of women’s and men’s apparel with $650 million in annual sales.

Jeffrey Lubell, Chairman and Chief Executive Officer commented, “Kymberly and I are extremely excited and proud to welcome Michael Buckley to True Religion Apparel. Michael has had many accomplishments in the apparel industry over the past twenty years and we are confident he will bring a well-rounded and highly relevant skill set to the True Religion management team. His strong operational skills and financial acumen and proven experience scaling businesses in the high-end contemporary space coupled with his strategic orientation and deep understanding of aspirational, lifestyle brands are particularly appealing to our Company. His broad range of functional expertise will enable him to provide us with highly relevant insights on a variety of strategic issues. We look forward to Michael’s active involvement to help us grow the brand at retail, evaluate licensing opportunities, contribute to our product offering, assess off-shore production and oversee all day-to-day operations. We believe Michael will be a valuable addition to our organization and has the proven experience to assist us in mapping out the strategic vision for the True Religion brand in the months and years ahead.”
About True Religion Apparel Inc.
True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells “True Religion Brand Jeans” in the United States, Canada, the United Kingdom, Europe, Mexico, the Middle East and Japan. True Religion Brand Jeans can be found in the United States at Barneys, Neiman Marcus, Nordstrom, Saks Fifth Avenue, Ron Herman, Henri Bendel, Bergdorf Goodman, Bloomingdales and greater than 700 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, such as Isetan and Barneys; in England, at Selfridges, Harrod’s and Harvey Nichols; in France, at L’Eclaireur, Bon Marche and Galleries Lafayette; in Italy, at Louisa Via Roma, Gio Morretti and Beefi.
This press release contains forward-looking statements within the meaning of the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.